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                                                                   EXHIBIT  21.1


                   Subsidiaries of National Media Corporation
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       Company                               State of Jurisdiction of Incorporation
       -------                               --------------------------------------
  Quantum North America, Inc.                Delaware
  National Media Marketing Corporation       Delaware
  National Media Holdings, Inc.              Delaware
  Quantum Marketing International, Inc.      Delaware
  Nancy Langston & Associates, Inc.          Delaware
  NPA Realty Corp.                           New York
  National Media Media Corp.                 Delaware
  Multi-Media Distribution Center, Inc.      Delaware
  Quantum International Limited              United Kingdom
  Business Publications, Inc.                Delaware
  Quantum International Japan Company Ltd.   Japan
  Quantum Marketing Mexico S.A. de C.V.      Mexico
  DirectAmerica Corporation                  Delaware
  Positive Response Television, Inc.         Delaware
  Positive Response Seminars, Inc.           California
  Positive Response Media, Inc.              California
  Positive Response Telemarketing, Inc.      California
  PRDISC, Inc.                               California
  Dignity Prestige Sdn Bhd                   Malaysia
  Quantum Productions AG                     Switzerland
  Prestige Marketing Limited                 New Zealand
  Prestige Marketing International Limited   New Zealand
  Suzanne Paul Holdings Pty Limited          Australia
  Suzanne Paul (Australia) Pty Limited       Australia
  Telemall Shopping Pty Ltd.                 Australia
  Quantum Far East Ltd.                      New Zealand
  Quantum Polska Sp. Z.o.o.                  Poland
  Quantum Asia                               Hong Kong
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